Exhibit 4.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of May 5, 2022 by and among Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), New Duke Holdco, Inc., a Nevada corporation (to be renamed “DraftKings Inc.” effective as of the Closing (as defined below)) (“New DraftKings”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and Computershare Inc., a Delaware corporation (“Computershare Inc.”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare Inc., “Computershare”).

WHEREAS, GNOG and Continental have previously entered into a warrant agreement, dated as of May 6, 2019 (the “Warrant Agreement”), governing the terms of GNOG’s 5,883,333 outstanding warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of GNOG (“GNOG Class A common stock”);

WHEREAS, GNOG has entered into an Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), with New DraftKings, DraftKings Inc., a Nevada corporation (“DK”), Duke Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New DraftKings (“GNOG Merger Sub”), pursuant to which (i) DraftKings Merger Sub will merge with and into DK, with DK surviving the merger (the “DK Merger”), and (ii) GNOG Merger Sub will merge with and into GNOG, with GNOG surviving the merger (the “GNOG Merger” and together with the DK Merger, the “Mergers”);

WHEREAS, effective upon the closing of the GNOG Merger, holders of the shares of GNOG Class A common stock will receive 0.365 of a share of Class A common stock, par value $0.0001 per share, of New DraftKings (“New DraftKings Class A common stock”) in exchange for each of their shares of GNOG Class A common stock;

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, upon the closing of the Mergers (the “Closing”), the Warrants will represent the right of the holders thereof to purchase 0.365 shares of New DraftKings Class A common stock;

WHEREAS, as a result of the foregoing, the parties hereto wish for GNOG to assign to New DraftKings all of GNOG’s rights and interests and obligations in and under the Warrant Agreement and for New DraftKings to accept such assignment and assume all of GNOG’s obligations thereunder, in each case, effective upon the Closing;

WHEREAS, effective upon the Closing, New DraftKings wishes to appoint Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and New DraftKings wishes to approve such assignment and assumption.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.            Assignment and Assumption of Warrant Agreement. GNOG hereby assigns, and New DraftKings hereby agrees to accept and assume, effective as of the Closing, all of GNOG’s rights, interests and obligations in, and under, the Warrant Agreement and the Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean New DraftKings; (ii) “Common Stock” shall mean the shares of New DraftKings Class A common stock; and (iii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of New DraftKings or any committee thereof.

2.             Appointment of Successor Warrant Agent and Transfer Agent. New DraftKings hereby appoints Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Closing, all of Continental’s rights, interests and obligations in, and under, the Warrant Agreement and the Warrants, as Warrant Agent and Transfer Agent. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” or “Transfer Agent” shall mean Computershare. Any notice, statement or demand authorized by the Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

Computershare, Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile: (781) 575-4210

3.            Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, New DraftKings shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement.

4.            Warrant Conversion. Following the Closing, each outstanding Warrant will cease to represent a warrant in respect of GNOG Class A common stock and instead shall entitle the holder thereof to purchase 0.365 of a share of New DraftKings Class A common stock at an exercise price of $31.50 per share of New DraftKings Class A common stock, subject to adjustment as set forth in the Warrant Agreement.

5.            Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following.

a.	Section 5.1 is hereby amended to replace the first sentence thereof with the following sentence:

“The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed together with any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and appropriate instructions for transfer.”

b.	Section 5.2 is hereby amended to add the following as the final sentence thereof:

“In particular, such opinion of counsel shall state that all Warrants or Common Stock, as applicable, are registered under the Securities Act, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the Warrants or Common Stock; and that the Common Stock to be issued upon exercise of the Warrants, when issued, will be validly issued, fully paid and non-assessable.”

c.	Section 5.5 is hereby amended to add the following as the final sentence thereof.

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual or facsimile form.”

d.	Section 8.1 is hereby amended to add the following sentence:

“The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is reasonably satisfied that all such payments have been made.”

e.	The first sentence of Section 8.2.1 is amended such that the sixty (60) days’ notice period is replaced by thirty (30) days. The following language is inserted as the second sentence of Section 8.2.1.

“If for any reason the transfer agency relationship in effect between the Company and the Transfer Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement.”

f.	Section 8.2.3 is hereby amended such that all references to “corporation” therein are replaced with “entity.”

g.	Section 8.3.1 is hereby amended and restated in its entirety as follows:

“Remuneration. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable and documented out-of-pocket expenses and external counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

h.	Section 8.4.1 is hereby amended and restated in its entirety as follows:

“Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the President, any Executive Vice President, any Vice President, the Secretary or the Chairman of the Board of the Company (each, an “authorized officer”); and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from the Company.”

i.	Section 8.4.2 is hereby amended and restated in its entirety as follows:

“Indemnity; Limitation on Liability. The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent arising from, directly or indirectly, the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company, but not including reimbursable expenses, to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of or has foreseen the possibility of such loss or damages, and regardless of the form of action, subject to the provision of this section related to the Warrant Agent’s own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). The provisions under this Section 8 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

j.	Section 8.4.3 is hereby amended to replace the last sentence thereof with the following:

“The Warrant Agent shall not be responsible for making any adjustments required under the provisions of Sections 3.1 and 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

k.	Section 8.4.3 is hereby further amended to add the following as the final three sentences thereof:

“The Company hereby agrees that it will provide the Warrant Agent with reasonably prompt notice of such adjustments. The Company shall also calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the cashless exercise ratio described in subsection 3.3.1(b). In addition, the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Stock to be issued on such exercise is accurate or correct.

l.	Section 8.5 is hereby amended and restated in its entirety as follows:

“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Common Stock. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of shares of Common Stock or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

m.	Section 8.6 is hereby deleted.

n.	The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:

“8.6 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with, and in reliance upon, such advice or opinion.

8.7 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.8 No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

8.9 Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.10 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.11 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.12 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.13 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.14 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.15 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.16 Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any authorized officer of the Company and shall not be liable for any action taken, suffered or omitted to be taken by, the Warrant Agent in accordance with such advice or instructions.

8.17 Transfer Agent. For the avoidance of doubt, the Transfer Agent has the same rights and immunities as the Warrant Agent set forth in this Section 8 in the performance of its duties under this Agreement.

8.18. Bank Accounts. All funds received by Computershare Inc. under this Agreement that are to be distributed or applied by Computershare Inc. in the performance of Services (the “Funds”) shall be held by Computershare Inc. as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare Inc. in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare Inc. will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare Inc. shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare Inc. in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare Inc. may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare Inc. shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.19 Delivery of Exercise Price. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

8.20 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the schedule attached hereto, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions); provided, that, the party receiving such request or demand will promptly notify the other party to secure instructions from an authorized officer of such party as to such request or demand and to enable the other party the opportunity to request a protective order or other confidential treatment, unless such notification is otherwise prohibited by applicable law or court order.

8.21 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Section 9.2 is hereby amended to replace the following language:

“Landcadia Holdings II, Inc.

1510 West Loop South

Houston, Texas 77027

Attention: Steven L. Scheinthal”

with the following:

“DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, MA 02116

Attention: R. Stanton Dodge”

and the following language

“Winston & Strawn LLP

200 Park Avenue

New York, New York, 10166

Attn: Joel L. Rubinstein, Esq.

Email: jubinstein@winston.com”

with the following:

“White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attn: Joel L. Rubinstein, Esq.

Email: joel.rubinstein@whitecase.com”

Section 9.5 is hereby amended to replace the first sentence thereof with the following:

“A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated from time to time, for inspection by the Registered Holder of any Warrant.”

Section 9.8 is hereby amended to add the following sentences to the end of that provision:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an authorized officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

Section 9.9 is hereby amended to remove the period at the end of the first sentence and replace with the following:

“; provided, however, that if the exclusion of such provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

6.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

7.            Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

8.            Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

9.             Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

10.           Indemnification. The Company agrees to indemnify, defend and hold Computershare harmless from, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable and documented fees and expenses of external legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

GOLDEN NUGGET ONLINE GAMING, INC.

By:	/s/ Michael Harwell
	Name:	Michael Harwell
	Title:	Chief Financial Officer

NEW DUKE HOLDCO, INC. (to be renamed DraftKings Inc.)

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Chief Financial Officer and Treasurer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
	Name:	Erika Young
	Title:	Vice President

Computershare Trust Company, N.A. and
Computershare, Inc.,
On behalf of both entities

By:	/s/ Collin Ekeogu
	Name:	Collin Ekeogu
	Title:	Manager, Corporate Actions